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                                                                      EXHIBIT 12

                               EATON CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (MILLIONS OF DOLLARS)

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30               YEAR ENDED DECEMBER 31
                                         -------------     ----------------------------------------
                                         1995     1994     1994     1993     1992     1991     1990
                                         ----     ----     ----     ----     ----     ----     ----
Income before income taxes...........    $456     $358     $488     $262     $181     $101     $271
Adjustments:
  Interest expense...................      65       64       83       65       80       77       76
  Interest expense of 50% owned
     associate companies.............       1        1        1        1        1        1        1
  Amortization of debt issuance
     costs...........................       0        0        0        0        1        0        2
  Portion of rent expense
     representing interest...........      16       16       22       14       15       16       18
  Interest expense capitalized in
     prior periods and amortized in
     current period..................       5        5        6        5        4        3        3
  Minority interest in income
     (losses) of consolidated
     subsidiaries....................       0        0       (2)      (3)       4        2        3
  Adjust recorded net income of 50%
     owned associate companies to 50%
     of income before income taxes...       6        3        4        4        0        7        9
  Undistributed income (losses) of
     20% to less than 50% owned
     associate companies.............       0        1        1        2        0        0       (5)
                                         ----     ----     ----     ----     ----     ----     ----
Adjusted income before income
  taxes..............................    $558     $448     $603     $350     $286     $207     $378
                                         ====     ====     ====     ====     ====     ====     ====
Fixed charges:
  Interest expense...................    $ 65     $ 64     $ 83     $ 65     $ 80     $ 77     $ 76
  Interest expense of 50% owned
     associate companies.............       1        1        1        1        1        1        1
  Amortization of debt issuance
     costs...........................       0        0        0        0        1        0        2
  Interest expense capitalized.......       8        7       10       12        8        7        9
  Portion of rent expense
     representing interest...........      16       16       22       14       15       16       18
                                         ----     ----     ----     ----     ----     ----     ----
Total fixed charges..................    $ 90     $ 88     $116     $ 92     $105     $101     $106
                                         ====     ====     ====     ====     ====     ====     ====
Ratio of earnings to fixed charges...    6.20     5.09     5.20     3.80     2.72     2.05     3.57
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